UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary proxy statement

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☒	Definitive proxy statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to § 240.14a-12

Advocat Inc.
(Name of Registrant as Specified in Its charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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☒	No fee required.

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ADVOCAT INC.

1621 Galleria Boulevard

Brentwood, Tennessee 37027

Dear Fellow Shareholder:

You are cordially invited to attend the 2012 annual meeting of shareholders of Advocat Inc. (the “Company”), to be held at the Company’s offices, 1621 Galleria Boulevard, Brentwood, Tennessee 37027 on June 7, 2012, at 9:00 a.m. (Central Daylight Time).

The attached notice of annual meeting and proxy statement describe the formal business to be transacted at the meeting. Following the formal business portion of the annual meeting, there will be a report on the operations of the Company and shareholders will be given the opportunity to ask questions. At your earliest convenience, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or mark, sign and return the accompanying proxy card in the enclosed postage pre-paid envelope. We hope you will be able to attend the annual meeting.

Whether or not you plan to attend the annual meeting, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or complete, sign, date and mail the enclosed proxy card promptly. If you attend the annual meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. If you do not attend the annual meeting, you may still revoke such proxy at any time prior to the annual meeting by providing written notice of such revocation to Matthew J. Weishaar, Assistant Secretary of the Company. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

Kelly J. Gill
Chief Executive Officer

Brentwood, Tennessee

April 30, 2012

ADVOCAT INC.

1621 Galleria Boulevard

Brentwood, Tennessee 37027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Advocat Inc.:

The annual meeting of shareholders of Advocat Inc., a Delaware corporation (the “Company”), will be held at the Company’s offices, 1621 Galleria Boulevard, Brentwood, Tennessee 37027 on June 7, 2012, at 9:00 a.m. (Central Daylight Time) for the following purposes:

(1)	To elect two (2) Class 3 directors, to hold office for a three (3) year term and until their successors have been duly elected and qualified;

(2)	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2012;

(3)	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

The proxy statement and form of proxy accompanying this notice are being mailed to shareholders on or about April 30, 2012. Only shareholders of record at the close of business on April 19, 2012, are entitled to notice of and to vote at the meeting and any adjournment thereof.

Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

We hope very much that you will be able to be with us. The Company’s board of directors urges all shareholders of record to exercise their right to vote at the annual meeting of shareholders personally or by proxy. Accordingly, we are sending you the accompanying proxy statement and the enclosed proxy card.

Your representation at the annual meeting of shareholders is important. To ensure your representation, whether or not you plan to attend the annual meeting, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or complete, date, sign and return the enclosed proxy card in the postage-paid envelope provided. Should you desire to revoke your proxy, you may do so at any time before it is voted in the manner provided in the accompanying proxy statement.

By Order of the Board of Directors,

Matthew J. Weishaar, Assistant Secretary

Brentwood, Tennessee

April 30, 2012

ADVOCAT INC.

1621 Galleria Boulevard

Brentwood, Tennessee 37027

PROXY STATEMENT

The board of directors of Advocat Inc. (“Advocat” or the “Company”) is soliciting proxies for this year’s annual meeting of shareholders. This proxy statement contains important information for you to consider when deciding how to vote on matters brought before the meeting. Please read it carefully.

The board has set April 19, 2012 as the record date for the meeting. Shareholders who owned Advocat common stock on that date are entitled to receive notice of and vote at the meeting. On the record date there were 5,883,588 shares of Advocat common stock outstanding. Holders of the Company’s common stock are entitled to one vote per share owned of record. Cumulative voting is not permitted. The Company has 5,000 shares of Series C Redeemable Preferred Stock outstanding, but such preferred stock is not entitled to vote at the annual meeting of shareholders. The Company has the authority to issue additional shares of preferred stock in one or more series, although no additional series of preferred stock are currently outstanding.

This proxy statement and enclosed proxy were initially mailed or delivered to shareholders on or about April 30, 2012. The Company’s Annual Report for the fiscal year ended December 31, 2011, is being concurrently mailed or delivered with this proxy statement to shareholders entitled to vote at the annual meeting. The Annual Report is not to be regarded as proxy soliciting material. In addition, this proxy statement and the Annual Report are available on our website at www.advocat-inc.com.

Why am I receiving this proxy statement and proxy form?

You are receiving this proxy statement and proxy form because you own shares of Advocat common stock. This proxy statement describes issues on which you are entitled to vote. If your shares are registered in your name with the Company’s transfer agent, you are considered to be the owner of record of those shares and these proxy materials are being sent to you directly. When you sign the proxy form, you appoint Kelly J. Gill, the Company’s Chief Executive Officer, and Matthew J. Weishaar, the Company’s Assistant Secretary, or either of them, as your representative at the meeting. Mr. Gill and Mr. Weishaar will vote your shares at the meeting as you have instructed on the proxy form. This way, your shares will be voted even if you cannot attend the meeting.

If your shares are not voted in person or by telephone or on the Internet, they cannot be voted on your behalf unless you provide our assistant secretary with a signed proxy authorizing another person to vote on your behalf. Even if you expect to attend the meeting in person, in order to ensure that your shares are represented, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or complete, sign and date the enclosed proxy form and return it promptly.

If your shares are held in a brokerage account or in the name of another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction form. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares. Since a beneficial owner is not the owner of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the annual meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Who is soliciting my proxy and who is paying the cost of the solicitation?

The Company’s board of directors is sending you this proxy statement in connection with its solicitation of proxies for use at the 2012 annual meeting. Certain of our directors, officers and employees may solicit proxies by mail, telephone, facsimile or in person. The Company will pay for the costs of solicitation. As of the date of this proxy statement, we do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of the Company’s common stock.

What am I voting on?

At the annual meeting you will be asked to vote on two proposals. The first proposal is the election of two “Class 3 Directors” to serve a three year term on the Company’s board of directors. The second proposal is to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm.

Who is entitled to vote?

Only shareholders who owned Advocat common stock as of the close of business on the record date, April 19, 2012, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or at any postponement or adjournment of the meeting.

How do I vote?

You may vote your shares either in person at the annual meeting, by telephone or on the Internet or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope provided. Instructions for voting on the Internet or by telephone may be found in the Proxy Voting Instructions accompanying the Proxy Card. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy in person. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares if they did not receive one directly. Shares held in street name may also be eligible for Internet or telephone voting in certain circumstances if the owner did not receive a proxy form directly.

Can I change my vote after I return my proxy form?

Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing with Mr. Weishaar, either a written notice of revocation or another signed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and inform the assistant secretary that you wish to revoke or replace your proxy. Your attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares in street name through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective until received by Mr. Weishaar at or prior to the annual meeting.

What is the board’s recommendation and how will my shares be voted?

The board recommends a vote FOR both proposals. If properly signed and returned in time for the annual meeting, the enclosed proxy will be voted in accordance with the choices specified thereon. If any other matters are properly considered at the meeting, Mr. Gill and Mr. Weishaar will vote as recommended by the board of directors on such matters, or if the board does not give a recommendation, Mr. Gill and Mr. Weishaar will have discretion to vote as they think best on such matters, in each case to the extent permitted under the Federal Securities Laws. If you return a signed proxy, but do not specify a choice, Mr. Gill and Mr. Weishaar, as the persons named as the proxy holder on the proxy form, will vote as recommended by the board of directors. If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present for purposes of determining the presence of a quorum but will not be considered as present and entitled to vote with respect to such matters. Abstentions will be counted as shares that are present for purposes of determining the presence of a quorum and are counted in the tabulations of votes cast on proposals presented to shareholders. Each proposal is tabulated separately.

Will my shares be voted if I do not sign and return my proxy form?

If your shares are registered in your name and you do not return your proxy form or do not vote in person at the annual meeting, your shares will not be voted. If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares for you. Brokers normally have discretion to vote on routine matters, such as ratification of auditors, but not on non-routine matters, such as shareholder proposals. The New York Stock Exchange has changed its rules so that uncontested director elections are no longer considered routine matters and brokers no longer have discretion to vote on any director election.

How many votes are needed to hold the annual meeting?

The Company currently has a total of 5,883,588 shares of outstanding common stock. A majority of the Company’s outstanding shares as of the record date (a quorum) must be present at the annual meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if: (a) a shareholder is present and votes in person at the meeting; (b) a shareholder has properly submitted a proxy form, even if the shareholder marks abstentions on the proxy form; or (c) a broker or nominee has properly submitted a proxy form, even if the broker does not vote because the beneficial owner of the shares has not given the broker or nominee specific voting instructions and the broker or nominee does not have voting discretion (a “broker non-vote”). A share, once represented for any purpose at the meeting, is deemed present for purposes of determining a quorum for the meeting (unless the meeting is adjourned and a new record date is set for the adjourned meeting), even if the holder of the share abstains from voting with respect to any matter brought before the meeting.

What vote is required to adopt the proposals to be considered at the meeting?

The nominees for director who receive the highest number of FOR votes cast will be elected. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors.

Approval of Proposal 2 requires the affirmative vote of the holders of at least a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions are shares that are present and entitled to vote, so abstentions have the same effect as a vote against Proposal 2. Broker non-votes are not considered shares that are entitled to vote and thus will have no effect on the outcome of the vote.

Can I vote on other matters or submit a proposal to be considered at the meeting?

The Company has not received timely notice of any other shareholder proposals to be considered at the annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Shareholders may submit matters for a vote without inclusion in this proxy statement only in accordance with Rule 14a-4(c) or the Company’s bylaws. The Company does not intend to present any other business at the annual meeting and does not know of any other business intended to be presented other than as discussed or referred to in this proxy statement (the date specified in the Company’s bylaws for advance notice of proposals by shareholders has passed). If any other matters properly come before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxy in the manner as the board of directors may recommend, or in their discretion.

It is contemplated that the Company’s 2013 annual meeting of shareholders will take place in June 2013. Shareholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2013 annual meeting pursuant to Rule 14a-8 if such proposals are received by the Company before the close of business on January 7, 2013. Notices of shareholders’ proposals submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in Rule 14a-4(c). For shareholders seeking to present a proposal at the 2013 annual meeting without inclusion of such proposal in the Company’s proxy materials, the proposal should be received by the Company no later than March 23, 2013.

Are there any dissenters’ rights or appraisal rights with respect to any of the proposals described in this proxy statement?

There are no appraisal rights or similar rights of dissenters with respect to the matters to be voted upon.

How do I communicate with directors?

The board has established a process for shareholders to send communications to the board or any of the directors. Shareholders may send communications to the board or any of the directors by sending such communication addressed to the board of directors or any individual director c/o Advocat Inc., 1621 Galleria Boulevard, Brentwood, Tennessee 37027. All communications will be compiled and submitted to the board or the individual directors on a monthly basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

How much stock do each of the Company’s directors, executive officers, and principal shareholders own?

The Company is authorized to issue 20,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of April 19, 2012, there were 5,883,588 shares of common stock and 5,000 shares of Series C Preferred Stock outstanding. The following table shows, as of April 19, 2012, the amount of Advocat common stock beneficially owned (unless otherwise indicated) by (a) each director and director nominee; (b) each of the Named Executive Officers (as defined in “Executive Compensation,” below); (c) all of the Company’s directors and executive officers as a group; and (d) all shareholders known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Advocat common stock. Based on information furnished by the owners and except as otherwise noted, the Company believes that the beneficial owners of the shares listed below, have, or share with a spouse, voting and investment power with respect to the shares. The address for all of the persons listed below is 1621 Galleria Boulevard, Brentwood, Tennessee 37027, except as otherwise listed in the table below.

	Shares Beneficially Owned
Name	Number (1)	Percent(2)

Chad A. McCurdy (3)	1,159,063	19.6%

Wallace E. Olson (4)	558,463	9.5%

FMR LLC (5) 82 Devonshire St. Boston, MA 02109	351,269	6.0%

Altrinsic Global Advisors, LLC (6) 100 First Stamford Place, 6th Floor Stamford, CT 06902	443,952	7.5%

Covington Health Group, LLC(7) 1175 Peachtree Street, Suite 1230 Atlanta, GA 30361	859,004	14.6%

	Shares Beneficially Owned
Name	Number (1)	Percent(2)
William C. O’Neil, Jr. (8)	30,263	*

Richard M. Brame (9)	33,263	*

Robert Z. Hensley (10)	25,263	*

Kelly J. Gill(11)	51,884	*

William R. Council, III (12)	15,218	*

L. Glynn Riddle, Jr. (13)	116,536	2.0%

W. David Houghton (14)	—	*

All directors and executive officers as a group (9 persons) (15)	1,989,954	32.9%

*	less than 1%
(1)

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.

(2)

The percentages shown are based on 5,883,588 shares of common stock outstanding plus, as to each individual and group listed, the number of shares of common stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise of options or SOSARs held by such holder that are exercisable within 60 days of April 19, 2012.

(3)

Mr. McCurdy’s shares include 5,000 shares owned by dependent children and 1,017,600 owned by Marlin Capital Partners, LLC of which Mr. McCurdy is the Managing Partner. Includes 16,666 shares purchasable upon exercise of options and SOSARs, 500 shares of restricted stock and 11 dividend equivalent shares accumulated on the restricted stock.

(4)

Mr. Olson’s shares include 1,300 shares owned jointly with his daughter and 548,900 owned by a partnership controlled by Mr. Olson. Includes 7,666 shares purchasable upon exercise of options and SOSARs, 500 shares of restricted stock and 11 dividend equivalent shares accumulated on the restricted stock.

(5)	Based solely on a Form SC 13G/A filed by FMR LLC on February 14, 2012.
(6)	Based solely on a Form 13F-HR filed by Altrinsic Global Advisors, LLC on February 14, 2012.
(7)

Based solely on Schedule 13D/A filed by Covington Health Group LLC on January 13, 2012. Includes 215,060 shares owned by John E. McMullan; 123,000 shares owned by John F. McMullan, 30,000 shares owned by Camden Real Estate Company; 163,900 shares owned by Joseph T. Watters, III; all of which were included in the January 13, 2012, 13D/A as part of a group.

(8)	Includes 9,066 shares purchasable upon exercise of options and SOSARs, 500 shares of restricted stock and 11 dividend equivalent shares accumulated on the restricted stock.
(9)	Includes 6,666 shares purchasable upon exercise of options and SOSARs, 500 shares of restricted stock and 11 dividend equivalent shares accumulated on the restricted stock.
(10)	Includes 18,666 shares purchasable upon exercise of options and SOSARs, 500 shares of restricted stock and 11 dividend equivalent shares accumulated on the restricted stock.
(11)

Includes 21,667 shares purchasable upon exercise of options and SOSARs, 28,167 shares of restricted stock and 412 dividend equivalent shares accumulated on the restricted stock. Ownership does not include 14,758 restricted share units (including dividend equivalents) purchased in March 2011 and 2012 in lieu of cash bonuses. Restricted share units will be converted to shares and delivered in March 2013 and 2014, respectively.

(12)	Mr. Council resigned his position with the Company effective September 30, 2011.
(13)

Includes 92,000 shares purchasable upon exercise of options and SOSARs. Ownership does not include 14,998 restricted share units (including dividend equivalents) purchased in March 2011 and 2012 in lieu of cash bonuses. These restricted stock units are fully vested, but will not be converted to shares and delivered until six months after Mr. Riddle leaves the Company.

(14)

Mr. Houghton left the Company effective February 3, 2012. Ownership does not include 1,159 restricted share units (including dividend equivalents) purchased in March 2011 in lieu of cash bonus. Restricted share units will be converted to shares and delivered in August 2012 pursuant to Mr. Houghton’s separation agreement.

(15)	Includes 172,397 shares purchasable upon exercise of options and SOSARs, 30,667 shares of restricted stock and 467 dividend equivalent shares accumulated on the restricted stock.

PROPOSAL 1

ELECTION OF DIRECTORS

How many directors are nominated?

The Company’s certificate of incorporation provides that the number of directors to be elected by the shareholders shall be at least three and not more than 15, as established by the board of directors from time to time. The number of directors is currently set at six.

The certificate of incorporation requires that the Company’s board of directors be divided into three classes which are as nearly equal in number as possible. The directors in each class will serve staggered three-year terms or until a successor is elected and qualified. Class 3 directors, if reelected, will serve until the 2015 annual meeting; Class 2 directors are currently serving until the 2014 annual meeting and Class 1 directors are currently serving until the 2013 annual meeting.

What happens if a nominee refuses or is unable to stand for election?

The board may reduce the number of seats on the board or designate a replacement nominee. If the board designates a replacement nominee, we will file and deliver an amended proxy statement that, (1) identifies the replacement nominee, (2) discloses that such nominee has consented to being named in the revised proxy statement and to serve if elected and (3) includes the information with respect to the replacement nominee that is required to be disclosed by the Securities and Exchange Commission’s proxy solicitation rules of the Exchange Act. Only after such supplemental disclosure will the shares represented by proxy be voted FOR the replacement nominee. The board presently has no knowledge that any nominee will refuse, or be unable, to serve.

Must director nominees attend our annual meeting?

It is the Company’s policy that all of its directors attend the annual meeting, if possible. All directors attended the 2011 annual meeting of shareholders. All directors and all nominees are expected to be in attendance at the 2012 meeting.

Who are the board nominees?

Information regarding the nominees is provided below, including name, age, principal occupation during the past five years, the year first elected as a director of the Company and the expiration date of each such director’s term. Each of the Class 3 nominees for director is presently a director of the Company.

The following directors have been nominated to continue in office for a new term or until the election and qualification of his respective successors in office:

Information about Class 3 Director Nominees - Current Term Ending 2012

Name of Nominee	Age	Director Since	Principal Occupation Last Five Years

Kelly J. Gill	57	November 2011	Member of the Board of Directors of the Company since November 2011; President and Chief Executive Officer of the Company since November 2011; Chief Operating Officer of the Company from April 2010 to September 2011; President and CEO of Hallmark Rehabilitation GP, LLC and Hospice Care of the West, subsidiaries of Skilled Healthcare Group, Inc. from March 2009 to March 2010; Chief Operating Officer of Outpatient Imaging Affiliates from 2001 to 2008. The board believes that Mr. Gill’s extensive leadership experience, healthcare industry experience and knowledge of the Company derived from his service qualify him to serve in that position.

Richard M. Brame	58	December 2002	Member of the Board of Directors of the Company since December 2002; thirty plus years’ experience as owner/operator of skilled nursing centers and was a licensed Nursing Home Administrator early in his career; Founder of www.Live-At-Home.com; President of Regency Health Management, LLC from July 1999 to March 2008 and June 2010 to present; Secretary-Treasurer of Regency Rehab and Skilled Nursing, LLC, June 2010 to present; Chief Financial Officer of Covington Senior Living, LLC, Atlanta, GA from April 2008 – June 2009: President of Regency Healthcare, LLC from 2006 to March 2008. The board believes that Mr. Brame’s extensive leadership experience, healthcare industry experience, and knowledge of the Company derived from his years of service on our board qualify him to continue to serve in that position.

Who are the Continuing Directors?

The following directors will continue in office for the remainder of their respective terms or until the election and qualification of their respective successors in office:

Information about Class 1 Continuing Directors – Current Term Ending 2013

Name of Director	Age	Director Since	Principal Occupation Last Five Years

William C. O’Neil, Jr.	77	Inception	Member of the Board of Directors of the Company since 1994; Private Investor; director of Healthways, Inc., a specialty health care service company; director of American HomePatient, Inc., a provider of home health care products and services from 2004 until September 1, 2010. The board believes that Mr. O’Neil’s extensive leadership experience, healthcare industry experience, and knowledge of the Company derived from his years of service on our board qualify him to continue to serve in that position.

Robert Z. Hensley	54	July 2005	Member of the Board of Directors of the Company since July 2005; director, Capella Healthcare Inc. from January 2009 to present; director, Greenway Medical Technologies from 2011 to present; director, Insight Global, Inc. from 2010 to present; director, Document Technologies Inc. from 2011 to present; Senior Advisor to Alvarez & Marsal Transaction Advisory Group from June 2008 to present; managing member and principal owner of two real estate and rental property development companies from 2001 to present. Served as director of Comsys IT Partners, Inc. and Spheris, Inc. from 2006 to 2010 and HealthSpring, Inc. from 2006 to 2012; Audit Partner at Ernst & Young, LLP, from July 2002 to September 2003; Audit Partner at Arthur Andersen, LLP from 1990 to 2002; Managing Partner at Arthur Andersen, LLP from 1997 to 2002. Mr. Hensley holds a Master of Accountancy degree, a BS in Accounting and is a Certified Public Accountant. The board believes that Mr. Hensley’s extensive leadership experience, healthcare and public accounting experience, and knowledge of the Company derived from his years of service on our board qualify him to continue to serve in that position.

Information about Class 2 Continuing Directors - Current Term Ending 2014

Name of Director	Age	Director Since	Principal Occupation Last Five Years

Wallace E. Olson	65	March 2002	Chairman of the Board of Directors of the Company from October 2002 to present; Member of the Board of Directors of the Company since March 2002. He has been a private investor, managing his personal finances, since May 1996. The board believes that Mr. Olson’s leadership experience, financial experience, and knowledge of the Company derived from his years of service on our board qualify him to continue to serve in that position.

Chad A. McCurdy	43	March 2008	Vice Chairman of the Board of Directors since July 2011; Member of the Board of Directors of the Company since March 2008; Managing Partner of Marlin Capital Partners, LLC from 2004 to present; Broker with First Dallas Securities from 2003 through 2004. Mr. McCurdy is a graduate of Southern Methodist University, Cox School of Business. The board believes that Mr. McCurdy’s leadership experience, financial industry experience, and knowledge of the Company qualify him to continue to serve in that position.

Is the board independent?

The board of directors has determined that five of the Company’s current six directors, i.e., all of the non-management directors, are independent as NASDAQ defines independence under NASDAQ Rule 5605(a)(2). The Company’s non-management directors meet in executive sessions, without management present, on a regular basis.

What is our board structure?

The board does not have a policy regarding the separation of the roles of chief executive officer and chairman of the board as the board believes it is in the best interests of the Company to make that determination based on the current membership of the board and position of the Company. The board has determined that having an independent director serve as chairman is in the best interest of the Company’s shareholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing board priorities and procedures. Further, this structure permits the chief executive officer to focus on the management of the Company’s day-to-day operations.

How does the board manage the Company’s risks?

Management of risk is the direct responsibility of the Company’s CEO and the senior leadership team. The board of directors oversees and reviews certain aspects of the Company’s risk management efforts. Our full board regularly engages in discussions of risk management and receives reports on risk management from members of management. Each of our board committees also considers the risk within its areas of responsibility. We believe this structure provides effective oversight of the risk management function.

What committees has the board established?

The board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee, which considers director nominations, was established during 2006. The entire board has adopted Corporate Governance Guidelines, which include guidelines on the composition, selection and performance of the board and a nominating and corporate governance committee charter. In addition to recommending nominees for directors of the Company, the nominating and corporate governance committee: (1) reviews the corporate governance guidelines at least annually and, when necessary or appropriate, recommends changes to the board; (2) reviews at least annually the charters of the committees of the board and, when necessary or appropriate, recommends changes in such charters to the board; and (3) oversees the annual evaluation by the board of itself and its committees. The Company’s Corporate Governance Guidelines and nominating and corporate governance committee charter are posted on the Company’s website at www.advocat-inc.com.

The nominating and corporate governance committee believes that any nominee that it recommends for a position on the Company’s board of directors must possess high standards of personal and professional integrity, and have demonstrated business judgment and such other characteristics as it deems appropriate to demonstrate that he or she would be effective, in conjunction with the other directors and nominees for director, in serving the best interest of the Company’s shareholders. The nominating and corporate governance committee’s assessment of existing directors and new director nominees includes issues of diversity, age, contribution to the meetings, the ability to work with other directors and skills such as understanding of long-term health care, health care background, and the perceived needs of the board at that point in time. The nominating and corporate governance committee may solicit recommendations for director nominees from other directors, the Company’s executive officers or any other source that it deems appropriate. To evaluate any potential nominee, the nominating and corporate governance committee will review and evaluate the qualifications of any proposed director candidate and conduct inquiries into his or her background to the extent that it deems appropriate under the circumstances.

The nominating and corporate governance committee will review and evaluate the qualifications of any director candidates who have been recommended by shareholders of the Company in compliance with policies described above. Any shareholder submitting a recommendation for a director candidate must submit it to the secretary at the Company’s corporate headquarters no later than the 120th calendar day before the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting.

The secretary of the Company will forward all recommendations to the nominating and corporate governance committee. The shareholder’s recommendation must include information about the shareholder making the recommendation and about the proposed director candidate. All proposed director candidates will be evaluated in the same manner, regardless of the source of the initial recommendation.

The nominating and corporate governance committee is composed of Mr. Hensley as chairman, Mr. Olson and Mr. O’Neil. The board believes that each member of the nominating and corporate governance committee is independent under the NASDAQ rules. The nominating and corporate governance committee held two meetings during 2011.

Audit Committee. The Company has a separately designated standing audit committee that is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The audit committee supervises matters relating to the audit function, reviews the Company’s quarterly reports, and reviews and approves the annual report of the Company’s independent registered public accounting firm. The audit committee also has oversight with respect to the Company’s financial reporting, including the annual and other reports to the Securities and Exchange Commission and the annual report to the shareholders. The audit committee is composed of Mr. O’Neil as chairman, Mr. Brame, Mr. Hensley and Mr. McCurdy. The board of directors in its business judgment, has determined that all members of the audit committee are independent directors, qualified to serve on the audit committee pursuant to Rule 5605(a)(2) under NASDAQ’s Rule 5605(c)(2)(A) regarding heightened independence standards for audit committee members. The board has determined that Mr. Hensley qualifies as an “audit committee financial expert” as described in Regulation S-K Item 407(d). There were four meetings of the audit committee during 2011. The audit committee has adopted a written charter, a copy of which is posted on our web site at www.advocat-inc.com.

Compensation Committee. The compensation committee presently is composed of Mr. Brame as chairman, Mr. McCurdy and Mr. Olson. The board believes that each member of the compensation committee is independent under the NASDAQ rules. Responsibilities of this committee include approval of remuneration arrangements for executive officers of the Company, review of compensation plans relating to executive officers and directors, including benefits under the Company’s compensation plans and general review of the Company’s employee compensation policies. The compensation committee has adopted a written charter, a copy of which is posted on our website at www.advocat-inc.com. During 2011, the compensation committee held two meetings.

How often did the board of directors meet during 2011?

During 2011, the board of directors held fourteen meetings, five of which were telephonic. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees on which the individual director served.

How are directors compensated?

The directors who are not officers, employees or consultants of the Company (currently directors Brame, Hensley, McCurdy, O’Neil and Olson) receive a director’s fee of $30,000 annually; $2,500 per board meeting attended, and $2,000 for each planned committee meeting.

The audit committee has four planned meetings each year, and the nominating and corporate governance committee and the compensation committee each have two planned meetings during the year. Board and committee chair annual retainers consist of $20,000 for the board chair, $10,000 for the Board vice-chair, $15,000 for the audit chair, and $7,500 each for the nominating and corporate governance chair and the compensation chair, with each retainer paid in quarterly installments. Additional telephonic board and committee meetings and non-planned committee meetings on the day of other meetings are paid at $500 each. Directors are also entitled to participate in the Company’s health care plan. Directors who are officers or employees of the Company or its affiliates have not been compensated separately for services as a director. Directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings.

In March 2011, each non-employee director was granted 250 shares of restricted stock. This restricted stock vests one-third on each of the first, second and third anniversaries of the grant date. In March 2012, each non-employee director was granted 333 shares of restricted stock. This restricted stock vests one-third on each of the first, second and third anniversaries of the grant date. These grants were made in 2012 and therefore are not included in the table below. The following table shows the compensation of each of our non-employee directors during 2011.

	Non-Employee Director Compensation For the Year Ended December 31, 2011
	Fees Earned or Paid in Cash
Director	Regular Fees ($)(1)	Supplemental Fees ($)(2)		Equity Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Wallace E. Olson	30,000	51,500	(5)	1,700	16,815	100,015
Chad A. McCurdy	30,000	39,000	(6)	1,700	—	70,700
William C. O’Neil	30,000	54,000	(7)	1,700	—	85,700
Richard M. Brame	30,000	42,500	(8)	1,700	12,610	86,810
Robert Z. Hensley	30,000	44,500	(9)	1,700	—	76,200

(1)	“Regular fees” represent an annual directors’ fee of $30,000 paid to directors who are not officers, employees, or consultants of the Company.
(2)	“Supplemental fees” are paid to directors for attendance at board meetings and committee meetings.
(3)

The compensation related to equity awards is based on equity grants valued under the assumptions contained in Note 8 to our Consolidated Financial Statements and is non-cash in nature. Such compensation is recognized over the vesting period of the equity awards. The compensation included in this table represents the aggregate grant date fair value of the equity awards granted during 2011.

(4)	Includes insurance premiums paid by the Company for non-employee directors.
(5)	Mr. Olson received $20,000 for serving as chair of the board meetings.
(6)	Mr. McCurdy received $5,000 for serving as vice-chair of the board meetings effective third quarter 2011.
(7)	Mr. O’Neil received $15,000 for serving as chair of the audit committee meetings.
(8)	Mr. Brame received $7,500 for serving as chair of the compensation committee meetings.
(9)	Mr. Hensley received $7,500 for serving as chair of the nominating and corporate governance committee meetings.

What is the board’s recommendation with respect to the election of the Class 3 Directors?

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

EXECUTIVE OFFICERS

Who are the Company’s executive officers?

The following table sets forth certain information concerning the executive officers of the Company as of April 19, 2012.

Name of Officer	Age	Officer Since	Position with the Company

Kelly J. Gill	57	April 5, 2010	Member of the Board of Directors of the Company since November 2011; President and Chief Executive Officer of the Company since November 2011; Chief Operating Officer of the Company from April 2010 to September 2011; President and CEO of Hallmark Rehabilitation GP, LLC and Hospice Care of the West, subsidiaries of Skilled Healthcare Group, Inc. from March 2009 to March 2010; Chief Operating Officer of Outpatient Imaging Affiliates from 2001 to 2008.

L. Glynn Riddle, Jr.	52	December 9, 2002	Executive Vice President and Chief Financial Officer of the Company since December 2002. Mr. Riddle has indicated his intent to resign from the Company, but has agreed to remain on an interim basis to help transition to a new chief financial officer. Mr. Riddle is a Certified Public Accountant.

EXECUTIVE COMPENSATION

The following section describes the compensation that the Company pays its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Information Officer at December 31, 2011 or Chief Executive Officer at any time during the 2011 fiscal year (collectively, the “Named Executive Officers”). Although Mr. Council is a Named Executive Officer in 2011, he resigned from the Company in September 2011. His severance payments are included in the Summary Compensation Table.

Compensation Discussion and Analysis

Decisions on compensation of our executive officers are made by the compensation committee of our board of directors. The compensation committee consists of Mr. Brame, Mr. Olson and Mr. McCurdy. The board of directors has determined that each member of the compensation committee is an independent director. It is the responsibility of the compensation committee to assure the board that the executive compensation programs are reasonable and appropriate, meet their stated purpose and effectively serve our needs and the needs of our shareholders.

We believe that the executive compensation program should align the interests of shareholders and executives. Our primary objective is to provide high quality patient care while maximizing shareholder value. The compensation committee seeks to forge a strong link between our strategic business goals and our compensation goals. We believe our executive compensation program is consistent with this overall philosophy for all management levels. We believe that the more employees are aligned with our strategic objectives, the greater our success on both a short-term and long-term basis. The compensation committee has discussed and concluded that we do not believe our policies and practices of compensating our employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company because such policies and practices do not relate to risk management practices and risk-taking incentives.

Our executive compensation program has been designed to support the overall strategy and objective of creating shareholder value by:

•	Performance based. Emphasizing pay for performance by having a significant portion of executive compensation “at risk.”

•	Retention. Providing compensation opportunities that attract and retain talented and committed executives on a long-term basis.

•	Balance. Appropriately balancing the Company’s short-term and long-term business, financial and strategic goals.

In connection with this overall strategy, we also strive to give assurance of fair treatment and financial protection so that an executive will be able to identify and consider transactions that would be beneficial to the long term interests of shareholders but which might have a negative impact on the executive, without undue concern for his personal circumstances. A further consideration is to safeguard the business of the Company, including protection from competition and other adverse activities by the executive during and after employment.

The Company’s strategic goals are:

•	Profitability. To maximize financial returns to its shareholders, in the context of providing high quality service.

•	Quality. To achieve leadership in the provision of relevant and high quality health services.

•	Stability. To be a desirable employer and a responsible corporate citizen.

In order to accomplish our objectives, the compensation committee strives to design its executive compensation in a way that when the Company meets or exceeds its annual operating goals, the annual executive pay targets (i.e., base salary plus incentive) are competitive with the compensation of similar U.S. public health care companies having similar revenues.

Elements of Our Compensation Program for Named Executive Officers

As a result, we have generally established the following elements of compensation for our Named Executive Officers:

Base Salary.

We pay base salaries to our Named Executive Officers which are intended to be at or near the market median for base salaries of similar companies. These amounts are evaluated annually. We believe that such base salaries are necessary to attract and retain executive talent.

In evaluating appropriate pay levels and salary increases for our Named Executive Officers, the compensation committee considers achievement of our strategic goals, level of responsibility, individual performance, internal equity and external pay practices. Regarding external pay practices, the compensation committee reviews compensation practices of the peer companies, as determined from information gathered from their public filings. The annual base salaries of our Named Executive Officers during 2011 were as follows:

Name	Position	2011 Salary

William R. Council, III	Chief Executive Officer	$442,000

Kelly J. Gill	Chief Executive Officer	$450,000

Kelly J. Gill	Chief Operating Officer	$300,000

L. Glynn Riddle, Jr.	Chief Financial Officer	$229,000

W. David Houghton	Chief Information Officer	$200,000

Mr. Council’s employment terminated on September 30, 2011, and no salary payments were made after that date. Mr. Gill was employed as Chief Operating Officer through September 30, 2011, and became Chief Executive Officer effective October 1, 2011, and received salary in accordance with the above annual rates for each respective period.

2011 Annual Incentive Plan.

On March 11, 2011, the compensation committee of the board of directors of the Company approved the 2011 Annual Incentive Plan for the Company’s executive officers. The 2011 Annual Incentive Plan provides the following Targets:

Named Executive Officer	Position	Bonus Target

William R. Council, III	Chief Executive Officer	100% of base salary

Kelly J. Gill(1)	Chief Operating Officer	75% of base salary

L. Glynn Riddle, Jr.	Chief Financial Officer	75% of base salary

W. David Houghton	Chief Information Officer	75% of base salary

(1)

For 3/4ths of the year, Mr. Gill was Chief Operating Officer and had a total bonus target equal to 75% of his salary and for 1/4th of the year, Mr. Gill was Chief Executive Officer and had a total bonus target of 100% of his salary. His actual bonus was prorated based on these two targets.

The following categories make up the potential bonus amounts:

Net Operating Income (as defined)	40%
Operating Milestones	10%
Implementation Initiatives	30%
Discretionary	20%

Total	100%

Net Operating Income: 40% of the bonus was based on operating income performance. This metric was measured using budgeted operating income, adjusted for the non-cash impact of professional liability expense. The budgeted operating income, as adjusted, for 2011 was $11,556,000. In addition, the board had the discretion to make other adjustments for unusual or unbudgeted items.

The potential bonus available would be adjusted based on actual performance, as follows:

•	less than 80% of budget – executive would earn 0% of the target bonus for this category;

•	80% of budget – executive would earn 25% of the target bonus for this category;

•	81% to 100% of budget – executive would earn an additional 3.75% of the target bonus for this category for each 1% of budget achieved above 80%;

•	Above 100% – additional amounts may be awarded at the discretion of the board of directors.

Operating Milestones: 10% of the target bonus was based on the Company achieving specified goals by the end of the fourth quarter. These goals were:

•	Medicare rates (PPD) of at least $463.37	25%
•	Texas Medicaid rate of at least $127.35	25%
•	Occupancy of at least 85.6% (based on available beds)	25%
•	Skilled mix (Medicare and Managed Care ADC as a percent of total) of at least 16.5%	25%

Implementation Initiatives: 30% of the target bonus was based on the implementation of certain initiatives from the Company’s strategic plan. These initiatives include:

•	Completion of back office reviews	10%
•	Completion of Key IT initiatives	10%
•	Marketing implementation strategy	10%
•	24 hour RN implementation	10%
•	EMR implementation	10%
•	Therapy strategy	10%
•	Acquisition and development	10%
•	Renovations	10%
•	Corporate affairs	10%
•	Increase licensed beds	5%
•	Increase ratio of available beds to licensed beds	5%

	Total	100%

Discretionary: 20% of the bonus was based on subjective matters of performance to be awarded at the discretion of the board. In establishing the discretionary portion of the bonus for 2011, the compensation committee considers, among other items, the individual officer’s contribution to the strategic plan and the goals of the organization.

In addition, the 2011 Annual Incentive Plan allows the compensation committee, in its sole discretion, to pay all or part of the bonus earned under the 2011 Annual Incentive Plan in shares of common stock of the Company. The number of shares that would be issued in the discretion of the compensation committee would be such number of shares with a fair market value on the date of award equal to the amount of the bonus being paid in common stock.

Mr. Council did not serve in the position listed below for the entire 2011 year, so his bonus was prorated based on the percentage of the year in which he worked for the Company. The Company did not meet its Net Operating Income goal, so employees with bonuses based on a full year’s performance were only entitled to receive up to 60% of their target bonus. Based on the elements of the annual bonuses, the compensation committee approved the following total bonuses for each of the Named Executive Officers for 2011:

Name	Position	2011 Bonus		Percent of Base Salary

William R. Council, III	Chief Executive Officer	331,500	(1)	75	%(1)

Kelly J. Gill	Chief Operating Officer	136,688	(2)		(2)

L. Glynn Riddle, Jr.	Chief Financial Officer	78,866		34.5%

W. David Houghton	Chief Information Officer	72,900		36.5%

(1)	Mr. Council’s bonus for 2011 was based on his negotiated separation agreement.
(2)

$82,013 of this bonus related to Mr. Gill’s performance as Chief Operating Officer and represented, on a prorated basis, 36.5% of his COO salary and $54,675 of this bonus related to his performance as Chief Executive Officer and represented, on a prorated basis, 48.6% of his CEO salary.

In December 2010, several of our officers, including the Named Executive Officers, elected to use a percentage of their 2011 annual bonus to purchase shares of the Company’s common stock pursuant to the Stock Purchase Plan. The Stock Purchase Plan allows eligible employees to use a designated portion of their salary or bonus to purchase shares of stock at a 15% discount from the market price. The shares issued under the Stock Purchase Plan are either shares of restricted stock or restricted share units (“RSUs”), at the election of the compensation committee. Under the Stock Purchase Plan, the restricted stock shares or RSUs are purchased in March of the following year at the time the incentive bonus is paid and remain restricted for a two year period at which time they become fully vested provided the employee is with the Company on that date. The following Named Executive Officers purchased RSUs with a portion of their 2011 Bonus. This purchase was made on March 12, 2012.

Name	Bonus Used to Purchase RSUs	Number of RSUs Purchased

Kelly J. Gill	$41,006	8,318
L. Glynn Riddle, Jr.	$39,433	7,999

Long-Term Incentives.

Our long-term incentive compensation program has historically consisted of nonqualified stock options and SOSARs, the intrinsic value of which is related to improvement in long-term shareholder value. Prior to 2011, each of the Named Executive Officers was granted SOSARs as disclosed in the summary compensation table. In March 2011, the Company elected to issue restricted stock instead of SOSARs, which are also disclosed in the summary compensation table. These grants generally vest one-third on each of the first, second and third anniversary of the grant date. As a result, it encourages the executive to remain with the Company. In addition, the grant of restricted stock increases the executive’s ownership in the Company and provides an incentive that focuses the executive’s attention on managing the Company from the perspective of an owner with an equity stake in the business. These grants also focus operating decisions on long-term results that benefit us and long-term shareholders.

The grant of restricted stock or other equity award is recommended to the compensation committee by the Chief Executive Officer excluding grants to himself. The compensation committee considers the recommendations along with a review of the group of individuals recommended. While we do not currently have written policies for the issuance of awards, we have never relied upon either the release of material information or the non-release of material information when issuing the grants. Generally, equity grants have been made at least three business days after the earnings release for the previous fiscal year.

Retirement and Post Employment Compensation.

We have long sponsored a qualified defined contribution plan (the “401(k) Plan”), which is available to all employees, including our Named Executive Officers. Qualified plans such as the 401(k) Plan carry with them a limit on the amount of compensation that employees can defer. Each of our Named Executive Officers is considered highly compensated and their contributions to the 401(k) Plan are limited. The Company maintains a non-qualified Executive Incentive Retirement Plan (“EIRP”). The EIRP provides a Company matching contribution for eligible employees’ retirement savings on a dollar for dollar basis. For 2011, the EIRP match was equal to 6% of their salary. The Company makes a cash payment to each participating employee on a quarterly basis. All of the Company’s Named Executive Officers participated in the Executive Incentive Retirement Plan in 2011 and the amounts of the Company contribution are included in the Summary Compensation Table under Other Annual Compensation. As this is paid to the executive in cash, the executive is free to invest or not invest the money as he sees fit.

Each of our Named Executive Officers has an employment agreement with the Company as described in more detail under “Potential Payments upon Termination or Change-in-Control” below. These agreements formalize the terms of the employment relationship, and assure the executive of fair treatment during employment and in the event of termination as well as requiring compliance with certain restrictions on competition. Employment agreements promote careful and complete documentation and understanding of employment terms, including strong protections for our business, and avoid frequent renegotiation of the terms of employment. Conversely, employment agreements can limit our ability to change certain employment and compensation terms. We provide severance protection to our senior executives in these employment agreements. This includes protection in the event of outright job termination not for Cause (“Cause” being limited to specified actions that are directly and significantly harmful to the Company) or in the event we change the executive’s compensation opportunities, working conditions or responsibilities in a way adverse to the executive such that it is deemed a Constructive Discharge. We believe that this protection is designed to be fair and competitive to aid in attracting and retaining experienced executives. We believe that the protection we provide, including the level of severance payments and post-termination benefits, is appropriate and within the range of competitive practices. These employment agreements do not require any type of gross-up payment for tax obligations of the executive as a result of such severance payments.

We also provide severance payments and benefits if the executive should resign or be terminated without Cause within six months after a change in control. This protection permits an executive to evaluate a potential change in control without concern for his or her own situation or the need to seek employment elsewhere. Change in control transactions take time to unfold, and a stable management team can help to preserve our operations either to enhance the value delivered to a buyer in the transaction or, if no transaction is consummated, to ensure that our business will continue without undue disruption and retain its value. Finally, we believe that the change in control protections in place encourage management to consider on an ongoing basis whether a strategic transaction might be advantageous to our shareholders, even one that would vest control of the Company in a third party. The compensation committee believes that the potential cost of executive change in control severance benefits are well within the range of reasonableness relative to general industry practice, and represents an appropriate cost relative to its benefits to the Company and its shareholders.

The employment agreements also subject our executive officers to significant contractual restrictions intended to prevent actions that potentially could harm our business, particularly after termination of employment. These business protections include obligations not to compete, not to hire away our employees, not to interfere with our relationships with suppliers and customers, not to disparage us, not to reveal confidential information, and to cooperate with us in litigation. Business protection provisions are included in agreements and equity awards. In addition, we have adopted an Employee Standards and Code of Conduct that require all of our employees, including our executive officers, to adhere to high standards of conduct. Failure to comply with this Code of Conduct or our Corporate Compliance Program or applicable laws will subject the executive to disciplinary measures, which may include loss of compensation, stock, and benefits, and termination of employment for cause.

Role of Executive Officers in Determining Compensation

The compensation committee makes all final determinations with respect to executive officers’ compensation, based on information provided by management and an appraisal of the Company’s financial status. The Company’s Chief Executive Officer makes recommendations to the compensation committee relating to the compensation of executive officers who directly report to him, but the compensation committee has full autonomy in determining executive compensation.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) generally disallows a tax deduction to public companies for executive compensation in excess of $1.0 million. We have not historically paid any of our Named Executive Officers compensation in excess of $1.0 million and it is not anticipated that we will pay any of our Named Executive Officers compensation in excess of $1.0 million in 2012, and, accordingly, to date we have not adopted a policy in this regard. The 2010 Long Term Incentive Plan approved by shareholders in 2010 permits awards that satisfy the requirements of section 162(m) of the Code.

2012 Annual Incentive Plan

On March 9, 2012, the compensation committee of the board of directors of the Company approved the 2012 Annual Incentive Plan for the Company’s executive officers. The 2012 Annual Incentive Plan provides the following Targets:

Position	Bonus Target

Chief Executive Officer	100% of base salary

Chief Operating Officer	75% of base salary

Chief Financial Officer	75% of base salary

The following categories make up the potential bonus amounts:

Net Operating Income (as defined)	40%
Strategic Imperatives	40%
Discretionary	20%

Total	100%

Net Operating Income: 40% of the bonus is based on operating income performance. This metric will be measured using budgeted operating income, adjusted for the non-cash impact of professional liability expense. The budgeted operating income, as adjusted, for 2012 is $9,299,000. In addition, the board will have the discretion to make other adjustments for unusual or unbudgeted items.

The potential bonus available would be adjusted based on actual performance, as follows:

•	less than 80% of budget – executive would earn 0% of the target bonus for this category;

•	80% of budget – executive would earn 25% of the target bonus for this category;

•	81% to 100% of budget – executive would earn an additional 3.75% of the target bonus for this category for each 1% of budget achieved above 80%;

•	Above 100% – additional amounts may be awarded at the discretion of the board of directors.

Strategic Imperatives: 40% of the target bonus is based on the achievement of certain goals from the Company’s strategic plan. These include:

•	Acquisitions (increase licensed beds by 10%)		25%
•	Complete 2012 planned facility renovations		5%
•	Risk Management
	•	Survey Improvements	5%
	•	Reduction of CNA turnover	5%
	•	Deployment of Risk Management Plan	15%
	•	All risk management targets achieved	15%
•	Financial Control		5%
	•	Accounts receivable management
	•	Capital expenditures management	5%
	•	Cost Controls	5%
•	Shareholder relations		15%

		Total	100%

Discretionary: 20% of the bonus would be based on subjective matters of performance to be awarded at the discretion of the board. In establishing the discretionary portion of the bonus for 2012, the compensation committee shall consider, among other items, the individual officers contribution to the strategic plan and the goals of the organization.

In addition, the 2012 Annual Incentive Plan allows the compensation committee, in its sole discretion, to pay all or part of the bonus earned under the 2012 Annual Incentive Plan in shares of common stock of the Company. The number of shares that would be issued in the discretion of the compensation committee would be such number of shares with a fair market value on the date of award equal to the amount of the bonus being paid in common stock.

2012 Base Salary

The base salaries of our Named Executive Officers for 2012 are as follows:

Name	Position	2012 Salary

Kelly J. Gill	Chief Operating Officer	$450,000

L. Glynn Riddle, Jr.	Chief Financial Officer	$300,000

Mr. Riddle’s base salary was increased from $229,000 to $300,000 effective March 15, 2012, pursuant to terms of his amended and restated retention agreement as discussed below.

Compensation Committee Report.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company and, based on such review and discussions, the compensation committee recommended to the board of directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:	Richard M. Brame, Chair
Chad A. McCurdy
Wallace E. Olson

This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

How much compensation did the Company pay the Named Executive Officers during 2011, 2010 and 2009?

The following table sets forth the compensation paid to the Named Executive Officers for their services in all capacities to the Company for the 2011, 2010 and 2009 fiscal years:

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Stock Awards($)(2)	Option Awards($)(2)	All Other Compensation($)		Total ($)
William R. Council, III Prior President and Chief Executive Officer(3)	2011	331,500	331,500	42,500	—	1,516,184	(3)	2,221,684
	2010	442,000	211,055	—	61,367	19,507	(3)	733,929
	2009	442,000	47,000	—	48,203	37,251	(3)	574,454

Kelly J. Gill President and Chief Executive Officer(4)	2011	337,500	136,688	32,300	109,500	20,417	(4)	636,405
	2010	215,000	117,000	—	146,922	88,758	(4)	567,680

L. Glynn Riddle, Jr. Executive Vice President and Chief Financial Officer(5)	2011	229,000	78,866	22,100	—	15,805	(5)	345,771
	2010	229,000	76,408	—	29,456	11,015	(5)	345,879
	2009	229,000	19,000	—	19,281	20,111	(5)	287,392

W. David Houghton	2011	200,000	72,900	22,100	—	12,408	(6)	307,408
Vice President and	2010	115,000	42,700	—	24,547	6,221	(6)	188,468
Chief Information Officer(6)

(1)

Includes annual incentive bonus amounts which were expensed during the year indicated but paid in March of the following year. Certain Named Executive Officers elected to receive a portion of their earned bonus in RSUs as discussed in Compensation Discussion and Analysis above.

(2)

The compensation included in this table represents the aggregate grant date fair value of the equity awards granted during the year indicated. For additional information on the valuation assumptions with respect to the expense, refer to Notes 8, 9 and 9 of The Company’s consolidated financial statements in Form 10-K for the years ended December 31, 2011, 2010 and 2009, respectively, as filed with the SEC. The amounts do not necessarily reflect the actual value received by the executive, which may be more or less than the amount shown or zero.

(3)

Mr. Council’s employment with the Company ended effective September 30, 2011. All other compensation for Mr. Council for 2011 includes matching contributions under the Company’s 401(k) plan, EIRP payments of $60,180, severance payment of $1,105,000, continued insurance benefits under his severance agreement of $26,522, settlement of equity awards for cash of $150,250 as well as consulting expense of $110,500 during 2011. The value of accelerated vesting of equity grants totaled $62,588 and is included in all other compensation. All other compensation for Mr. Council for 2010 and 2009 includes $17,680 and $35,360 respectively in Company contributions to the EIRP plus matching contributions under the Company’s 401(k) plan and holiday bonus payments.

(4)

Mr. Gill became Chief Executive Officer in November 2011. Prior to that time he was Chief Operating Officer. All other compensation for Mr. Gill for 2011 includes Company contributions to EIRP, matching contributions under the Company’s 401(k) plan and holiday bonus payments. All other compensation for Mr. Gill for 2010 includes a $75,000 cash signing bonus, $20,077 Company contributions to the EIRP and matching contributions under the Company’s 401(k) plan, continuance of health insurance benefits with his previous employer and holiday bonus payments.

(5)

Mr. Riddle informed the Company of his intent to resign in December 2011. He has agreed to remain with the Company on an interim basis to transition to a new chief financial officer. All other compensation for Mr. Riddle for 2011, 2010 and 2009 includes $13,716, $9,144 and $18,288 respectively in Company contributions to the EIRP plus matching contributions under the Company’s 401(k) plan and holiday bonus payments.

(6)

Mr. Houghton became Vice President and Chief Information Officer in May 2010. Mr. Houghton left the Company in February 2012. All other compensation for Mr. Houghton for 2011 includes $12,000 in Company contributions to EIRP, plus matching contributions under the Company’s 401(k) plan and holiday bonus payments. All other compensation for Mr. Houghton for 2010 includes continuation of health insurance benefits, matching contribution under the Company’s 401(k) plan and holiday bonus payments.

What plan based awards did the Company grant to the Named Executive Officers in 2011 and under what terms?

The following table describes non-equity incentive awards granted to our Named Executive Officers in 2011:

Grants of Plan-Based Awards

								All Other Stock Awards: Number of Shares of Stock (#)(2)(3)	All Other Option Awards: Number of Securities Underlying Option Grants (#) (3)	Exercise or Base Price of Option Awards ($/sh) (4)	Grant Date Fair Value of Stock and Option Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($) (1)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

William R. Council, III	N/A	—	442,000	N/A	—	—	—	—	—	—	—

Kelly J. Gill	N/A	—	225,000	N/A	—	—	—	—	—	—	—

L. Glynn Riddle, Jr.	N/A	—	172,000	N/A	—	—	—	—	—	—	—

W. David Houghton	N/A	—	150,000	N/A	—	—	—	—	—	—	—
William R. Council, III	3/11/11	—	—	—	—	—	—	6,250	—	—	$42,500
Kelly J. Gill	3/11/11	—	—	—	—	—	—	4,750	—	—	$32,300
Kelly J. Gill	11/10/11	—	—	—	—	—	—	—	50,000	$5.60	$109,500
L. Glynn Riddle, Jr.	3/11/11	—	—	—	—	—	—	3,250	—	—	$22,100
W. David Houghton	3/11/11	—	—	—	—	—	—	3,250	—	—	$22,100

(1)

Amounts represent target bonus for 2011 based upon the salaries of the executive officers as of December 31, 2011. The target amount is based on the Company achieving 100% of budget. The amount actually paid under this non-equity incentive plan is included in the Bonus column of the Summary Compensation Table.

(2)	These shares of restricted stock were granted in 2011 and the expense is recognized for financial statement purposes over the vesting period beginning in 2011.
(3)	These awards are also included in the Summary Compensation Table and the Outstanding Equity Awards at Year End table.
(4)	Base price of SOSAR awards is based on the average of the high and low price on the date of grant.

On March 11, 2011, Mr. Council was granted 6,250 shares of restricted stock, Mr. Gill was granted 4,750 shares of restricted stock, Mr. Riddle was granted 3,250 shares of restricted stock and Mr. Houghton was granted 3,250 shares of restricted stock. These grants vest one-third on each of the first, second and third anniversary of the date of grant. These grants were based on the performance of the Named Executive Officer in 2010; however, this grant of equity awards is required to be included in the table for the year(s) when granted and are therefore included in these compensation tables or equity award tables. On November 10, 2011, in connection with his promotion to CEO, Mr. Gill was granted 50,000 SOSARs. On March 12, 2012, Mr. Gill was granted 25,000 shares of restricted stock. These shares vest one-third on each of the first, second and third anniversary of the date of grant provided the executive remains with the Company on such date. These grants were based on the performance of the Named Executive Officer in 2011. These grants were awarded in 2012 and are required to be included in the table for the year(s) when granted and are therefore not included in these compensation tables or equity award tables.

How many equity awards are currently held by the Named Executive Officers?

Outstanding Equity Awards at Year End December 31, 2011

	SOSAR and Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested (#)

William R. Council, III	—	—	—	—	—	23,695.26	(3)	131,509	—	—
Kelly J. Gill	—	—	—	—	—	4,916.65	(2)	27,287	—	—
Kelly J. Gill	—	—	—	—	—	6,285.73	(3)	34,886	—	—
Kelly J. Gill	11,666	23,334	—	6.21	04/05/2020	—		—	—	—
Kelly J. Gill	5,000	10,000	—	5.45	06/18/2020	—		—	—	—
Kelly J. Gill	—	50,000	—	5.60	11/10/2021	—		—	—	—
L. Glynn Riddle, Jr.	—	—	—	—	—	3,364.04	(2)	18,670	—	—
L. Glynn Riddle, Jr.	—	—	—	—	—	8,780.98	(3)	48,734	—	—
L. Glynn Riddle, Jr.	50,000	—	—	5.44	12/13/2015	—		—	—	—
L. Glynn Riddle, Jr.	10,000	—	—	11.59	03/07/2017	—		—	—	—
L. Glynn Riddle, Jr.	10,000	—	—	10.88	03/14/2018	—		—	—	—
L. Glynn Riddle, Jr.	6,666	3,334	—	2.37	03/13/2019	—		—	—	—
L. Glynn Riddle, Jr.	4,000	8,000	—	5.45	06/18/2020	—		—	—	—
W. David Houghton	3,333	6,667	—	5.45	06/18/2020	—		—	—	—
W. David Houghton	—	—	—	—	—	3,364.04	(2)	18,670	—	—
W. David Houghton	—	—	—	—	—	1,147.02	(3)	6,366	—	—

(1)	Each option and SOSAR grant vests one-third on each of the first, second and third anniversary of the date of grant.
(2)

Represents shares of restricted stock granted by the Company as well as dividend equivalent rights accrued on such shares. Each grant of restricted stock vests one-third on each of the first, second and third anniversary of the date of grant.

(3)

Represents RSUs purchased by executive in lieu of bonus. Mr. Council’s RSUs vested on September 30, 2011, his date of termination, but were not distributed until March 31, 2012. Mr. Gill’s RSU’s vest in March 2013. Mr. Riddle’s RSU’s vested on March 31, 2012 under his Retention Agreement. Mr. Houghton’s RSUs vested on February 8, 2012 under his separation agreement.

Option Exercises and Stock Vested during 2011

	Option awards			Stock awards
Name	Number of shares acquired on exercise (#)		Value realized on exercise ($)	Number of shares acquired on vesting (#)		Value realized on vesting ($)

William R. Council, III	175,000	(1)	150,250	43,499	(2)	273,482.03

L. Glynn Riddle, Jr.	—		—	6,430	(3)	44,045.50

(1)

Mr. Council resigned from the Company effective September 30, 2011. Under his employment agreement, all unexercised options and SOSARs vested and the Company had an obligation to repurchase such shares at the request of Mr. Council for the spread between the market value on the date of termination and the exercise price. As a result Mr. Council received $150,250 in cash and did not receive any shares of stock.

(2)

Includes 13,632 restricted stock units that vested on March 14, 2011. Mr. Council received 10,026 shares of common stock and 3,606 shares were withheld to cover his tax withholding. In addition, upon Mr. Council’s resignation, 6,405 shares of restricted stock and dividend equivalents vested and were issued to Mr. Council. Mr. Council’s RSU’s also vested, resulting in 23,462 shares vesting, but such shares were not delivered to Mr. Council until six months following his termination or March 31, 2012.

(3)	Represents restricted stock units that vested on March 14, 2011. Mr. Riddle received 4,637 shares of common stock and 1,793 shares were withheld to cover his tax withholding.

Is the Company a party to any key employment agreements or advisor agreements?

Yes. The Company entered into an employment agreement (the “Employment Agreement”) effective April 5, 2010 with Mr. Gill. Mr. Gill’s agreement was amended in November 2011 and amended and restated in March 2012 to reflect his promotion to Chief Executive Officer. The Employment Agreement had an initial term of one year. Thereafter, the Employment Agreement renews automatically for one-year periods unless 30 days’ notice is given by either the Company or the employee. The Employment Agreement may be terminated by the Company without cause at any time and by the employee as a result of “constructive discharge” (e.g., a reduction in compensation or a material change in responsibilities) or a “change in control” (e.g., certain tender offers, mergers, sales of substantially all of the assets or sales of a majority of the voting securities). In the event of a termination by the Company without cause, or at the election of the employee upon a constructive discharge or upon the Company giving notice of its intent not to renew his employment agreement, Mr. Gill is entitled to receive a lump sum severance payment in an amount equal to 12 months of his monthly base salary. In the event there is a change in control of the Company, and Mr. Gill is terminated due to either a Without Cause Termination or a Constructive Discharge, he is entitled to a lump sum payment equal to 200% of his Base Salary as in effect at the time of such termination or resignation. Following a termination without cause or a constructive discharge Mr. Gill’s benefits and perquisites as in effect at the date of termination of employment will be continued for eighteen (18) months, or if the termination is as a result of a change in control, the benefits and perquisites will be continued for twenty-four (24) months. Furthermore, upon such termination, he may elect to require the Company to repurchase options granted under the Company’s stock option plans for a purchase price equal to the difference between the fair market value of the common stock at the date of termination and the stated option exercise price, provided that such fair market value is above the stated option price. In the event the Employment Agreement is terminated earlier by the Company for cause (as defined therein), or by Mr. Gill other than upon a constructive discharge or a change in control, he will not be entitled to any compensation following the date of such termination other than the pro rata amount of his then current base salary through such date. Upon termination of employment, other than in the case of termination by the Company without cause or at the election of the employee upon a constructive discharge or upon a change in control, Mr. Gill is prohibited from competing with the Company for 12 months.

The Company entered into an employment agreement effective March 31, 2006 with Mr. Riddle, however, Mr. Riddle’s employment agreement has been modified by his retention agreement. In December 2011, Mr. Riddle informed the Company that he intended to resign his position as Chief Financial Officer of the Company. In connection with Mr. Riddle’s resignation, and as consideration for him agreeing to remain with the Company for a transitional period, on December 20, 2011, the Company and Mr. Riddle entered into a Retention Agreement to provide for the smooth transition of management, the material terms of which are as follows:

•	Mr. Riddle will continue to receive his current rate of compensation until he formally resigns from his position as CFO to be effective March 31, 2012 (the “Transitional Period”);

•

Provided Mr. Riddle remains with the Company until it files its Annual Report on Form 10-K and Mr. Riddle signs the CFO certification required to be filed with the Form 10-K, Mr. Riddle will receive a bonus of Fifty Thousand Dollars ($50,000);

•

Provided Mr. Riddle remains with the Company through the Transitional Period and otherwise complies with the provisions of the Retention Agreement, Mr. Riddle will continue to receive his base salary through December 31, 2012 and all of his unvested options, stock appreciation rights, restricted stock units and restricted stock will become fully vested on March 31, 2012.

In March 2012, Sam Daniel, the anticipated successor CFO, notified the Company that he was resigning his position with the Company. As a result, the Company requested that Mr. Riddle extend his retention period beyond March 31, 2012. Mr. Riddle has agreed to remain as Chief Financial Officer of the Company on an interim basis and to help with the transition once a new Chief Financial Officer is identified. As a result, Mr. Riddle’s Retention Agreement was amended and restated to provide that (1) his base salary be increased to $300,000 effective March 15, 2012, (2) that the Transitional Period be extended until the earlier of (i) the date the new Chief Financial Officer is hired by and begins working for the Company or (ii) December 31, 2012, and (3) upon termination of employment, the Company will pay Mr. Riddle a lump sum payment equal to nine months of his base salary instead of continuing his salary through December 31, 2012.

Effective June 28, 2010, the Company entered into an employment agreement with Mr. Houghton to serve as Chief Information Officer, which agreement was amended March 9, 2011. The employment agreement with Mr. Houghton had an initial term until March 31, 2012, and renewed automatically for one-year periods unless 30 days’ notice is given by either the Company or Mr. Houghton. The agreement with Mr. Houghton provided for a base salary of $200,000 per year, subject to change by the compensation committee. Mr. Houghton’s agreement was similar to Mr. Gill’s Employment Agreement summarized above, except that upon a termination by the Company without cause, at the election of the employee upon a constructive discharge, upon a change in control or upon the Company giving notice of its intent not to renew his employment agreement, Mr. Houghton is entitled to receive a lump sum severance payment in an amount equal to 12 months of his monthly base salary and the benefits and perquisites as in effect at the date of termination of employment will be continued for 12 months. Mr. Houghton’s employment with the Company was terminated effective February 3, 2012 and the Company entered into a separation agreement with Mr. Houghton. As a result, Mr. Houghton was paid $200,000 in severance, plus other benefits as provided in his agreement.

Potential Payments upon Termination or Change-in-Control

The following tables estimate the payments and benefits that would be received by each of the Named Executive Officers in the event of a termination as of December 31, 2011 under each potential reason for termination. Since Mr. Council’s employment was terminated on September 30, 2011, and his payments and benefits upon such termination are included in the Summary Compensation Table, no further disclosure is included for him. Mr. Gill’s employment agreement was amended and restated in March 2012, which changed what he would receive in a change in control resulting in termination or resignation. This table reflects what he would have been entitled to had the event occurred on December 31, 2011.

Kelly J. Gill

Estimated Payments	Voluntary Termination		Termination for Cause		Termination without Cause or Constructive Discharge		Change in Control Resulting in Termination or Resignation		Change in Control Not Resulting in Termination		Death		Disability
Severance – Salary	—		—		$450,000		$450,000		—		—		—
Severance – Bonus	—		—		136,688	(1)	136,688	(1)	—		$136,688	(1)	$136,688	(1)
Vesting of unvested equity awards	$35,100	(2)	$35,100	(2)	61,173	(3)	61,173	(3)	$61,173	(3)	61,173	(3)	61,173	(3)
Repurchase of out-standing vested options	—		—		500	(4)	500	(4)	—		—		—
Benefits/Perquisites	—		—		53,359	(5)	53,359	(5)	—		—		—

TOTAL	$35,100		$35,100		$701,720		$701,720		$61,173		$197,861		$197,861

(1)	Based on the annual incentive earned by Mr. Gill during 2011 which was not paid as of December 31, 2011.
(2)	Includes the amount of bonus used to purchase unvested restricted share units.
(3)

Includes 4,916.65 unvested restricted stock with dividend equivalent rights and 6,285.73 unvested restricted share units valued at $5.55 per share/unit, the closing price of the Company’s stock on the last trading date of the year and 10,000 unvested equity awards with exercise prices that were lower than the closing share price of the Company’s common stock at December 31, 2011. Excludes out-of-the-money unvested equity awards.

(4)

Based on the Company’s obligation to purchase equity awards of 5,000 shares of common stock held by Mr. Gill times $5.55, the closing price of the Company’s stock on the last trading date of the year, less the exercise price of the options. Excludes out-of-the money vested equity awards.

(5)	Based on estimated cost of continued health insurance, disability insurance, 401(k) Company match and EIRP amounts for 18 months following termination.

L. Glynn Riddle, Jr.

Estimated Payments	Voluntary Termination		Termination for Cause		Termination without Cause or Constructive Discharge		Change in Control Resulting in Termination or Resignation		Change in Control Not Resulting in Termination		Death		Disability
Severance – Salary	—		—		$229,000		$229,000		—		—		—
Severance – Bonus	—		—		78,866	(1)	78,866	(1)	—		$78,866	(1)	$78,866	(1)
Vesting of unvested equity awards	$60,204	(2)	$60,204	(2)	78,407	(3)	78,407	(3)	$78,407	(3)	78,407	(3)	78,407	(3)
Repurchase of out-standing vested options	—		—		27,498	(4)	27,498	(4)	—		—		—
Benefits/Perquisites	—		—		47,722	(5)	47,722	(5)	—		—		—

TOTAL	$60,204		$60,204		$461,493		$461,493		$78,407		$157,273		$157,273

(1)	Based on the annual incentive earned by Mr. Riddle during 2011 which was not paid as of December 31, 2011.
(2)	Includes the amount of bonus used to purchase unvested restricted share units.
(3)

Includes 3,364.04 shares of unvested restricted stock with dividend equivalent rights and 8,780.98 unvested restricted share units valued at $5.55 per share/unit, the closing price of the Company’s stock on the last trading date of the year and 7,334 unvested equity awards with exercise prices that were lower than the closing share price of the Company’s common stock at December 31, 2011. Excludes out-of-the-money unvested equity awards.

(4)

Based on the Company’s obligation to purchase equity awards of 64,666 shares of common stock held by Mr. Riddle times $5.55, the closing price of the Company’s stock on the last trading date of the year, less the exercise price of the options. Excludes out-of-the money vested equity awards.

(5)	Based on estimated cost of continued health insurance, disability insurance, 401(k) Company match and EIRP amounts for 18 months following termination.

W. David Houghton

Estimated Payments	Voluntary Termination		Termination for Cause		Termination without Cause or Constructive Discharge		Change in Control Resulting in Termination or Resignation		Change in Control Not Resulting in Termination	Death		Disability
Severance – Salary	—		—		$200,000		$200,000		—	—		—
Severance – Bonus	—		—		72,900	(1)	72,900	(1)	—	$72,900	(1)	$72,900	(1)
Vesting of unvested equity awards	$6,405	(2)	$6,405	(2)	25,703	(3)	25,703	(3)	$25,703	25,703		25,703
Repurchase of out-standing vested options	—		—		333	(4)	333	(4)	—	—		—
Benefits/Perquisites	—		—		8,984	(5)	17,967	(5)	—	—		—

TOTAL	$6,405		$6,405		$307,920		$316,903		$25,703	$98,603		$98,603

(1)	Based on the annual incentive earned by Mr. Houghton during 2010 which was not paid as of December 31, 2011.
(2)	Includes the amount of bonus used to purchase unvested restricted share units.
(3)

Includes 3,364.04 shares of unvested restricted stock with dividend equivalent rights 1,147.02 unvested restricted share units valued at $5.55 per share/unit, the closing price of the Company’s stock on the last trading date of the year and 6,667 unvested equity awards with exercise prices that were lower than the closing share price of the Company’s common stock at December 31, 2011. Excludes out-of-the-money unvested equity awards.

(4)

Based on the Company’s obligation to purchase equity awards of 3,333 shares of common stock held by Mr. Houghton times $5.55, the closing price of the Company’s stock on the last trading date of the year, less the exercise price of the options. Excludes out-of-the money vested equity awards.

(5)

Based on estimated cost of continued health insurance, disability insurance, 401(k) Company match and EIRP amounts for 6 months following termination without cause or constructive discharge and 12 months following termination or resignation upon a change in control.

Does the Company have a code of ethics for executive officers?

The Company has a code of ethics for our executive officers. A copy of the code of ethics can be found on the Company’s website at www.advocat-inc.com.

Equity Compensation Plan Information

The following table provides aggregate information as of December 31, 2011, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column (a))
	(a)	(b)	(c)(1)
Equity Compensation Plans Approved by Security Holders	451,000	$6.68	533,000
Equity Compensation Plans Not Approved by Security Holders	None	None	None

Total	451,000	$6.68	533,000

(1)

Includes 139,000 shares available for issuance under the 2005 Long-Term Incentive Plan, 100,000 shares reserved for issuance under the Advocat Inc. 2008 Stock Purchase Plan for Key Personnel and 294,000 shares available under the 2010 Long-Term Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s compensation committee currently consists of directors Olson, Brame and McCurdy. No interlocking relationship exists between the members of the Company’s board of directors or compensation committee and the board of directors or compensation committee of any other company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company does not currently have any related party transactions in effect.

Does the Company have a policy in place with respect to contracts between the Company and persons affiliated with the Company?

The Company has a policy that any transactions between the Company and its officers, directors and affiliates will be on terms as favorable to the Company as can be obtained from unaffiliated third parties. Such transactions with such persons will be subject to approval by the audit committee of the board.

AUDIT COMMITTEE REPORT

The audit committee provides assistance to the board in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company. Among other things, the audit committee reviews and discusses with management and with the Company’s independent registered public accounting firm (or “independent auditors”) the results of the year end audit of the Company, including the audit report and audited financial statements. The board of directors, in its business judgment, has determined that all members of the audit committee are independent directors, qualified to serve on the audit committee pursuant to Rules 5605(a)(2) and 5605(c)(2)(A) of the NASDAQ’s listing standards. As set forth in the audit committee charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America.

In connection with its review of the Company’s audited financial statements for the fiscal year ended December 31, 2011, the audit committee reviewed and discussed the audited financial statements with management and the independent auditors, and discussed with the Company’s auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as currently in effect. In addition, the audit committee received the written disclosures and the letter from BDO USA, LLP (“BDO”) required by the Public Company Accounting Oversight Board regarding BDO’s communications with the audit committee concerning independence and has discussed with BDO their independence from the Company. The audit committee has determined that the provision of non-audit services rendered by BDO to the Company is compatible with maintaining the independence of BDO from the Company, but the audit committee will periodically review the non-audit services rendered by BDO.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with generally accepted accounting principles in the United States of America or that the Company’s auditors are in fact “independent.”

Based on the review and discussions referred to above and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the charter, the audit committee recommended to the Company’s board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Audit Committee:	William C. O’Neil, Jr., Chair
Richard M. Brame
Robert Z. Hensley
Chad A. McCurdy

PROPOSAL 2

RATIFICATION OF THE SELECTION OF BDO USA, LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

The board of directors has ratified the audit committee’s selection of BDO USA, LLP to serve as our independent registered public accounting firm for 2012, subject to ratification by our shareholders. BDO has served as the Company’s independent auditors since 2002.

We are asking our shareholders to ratify the selection of BDO USA, LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the board is submitting the selection of BDO USA, LLP to our shareholders for ratification because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection of BDO, the selection of the independent registered public accounting firm will be reconsidered by the audit committee, although the audit committee would not be required to select a different independent registered public accounting firm for the Company. Even if the selection is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

FEES TO BDO USA, LLP

What fees were paid to the Company’s independent auditors during fiscal 2011?

For the fiscal years ended December 31, 2011 and 2010, the total fees paid to our independent auditors, BDO, were as follows:

	2011	2010
Audit Fees(1)	$366,000	$394,000
Audit-Related Fees(2)	12,000	12,000
Tax Fees(3)	160,000	84,000

Total Fees for Services Provided	$538,000	$490,000

(1)

Audit Fees include fees billed for professional services rendered in connection with the audit of the Company’s financial statements and fees charged for the review of the Company’s quarterly financial statements.

(2)	Audit Related Fees consist of audits of the Company’s savings plan and trust.
(3)	Tax Fees include those charged for tax advice, planning and compliance.

In accordance with the charter of our audit committee and consistent with the policies of the Securities and Exchange Commission, all auditing services and all non-audit services to be provided by any independent auditor of the Company shall be pre-approved by the audit committee. All of the services above were pre-approved by our audit committee. In assessing requests for services by the independent auditor, the audit committee considers whether such services are consistent with the auditor’s independence, whether the independent auditor is likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.

The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence.

Representatives of BDO USA, LLP, will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY THE SHARES ENTITLED TO VOTE IS NECESSARY FOR THE APPROVAL OF PROPOSAL 2.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of the registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Such executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The SEC requires public companies to disclose in their proxy statements whether persons required to make such filings missed or made late filings. Based on a review of forms filed by its reporting persons during the last fiscal year, the Company believes that they complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, except that Mr. Council and Mr. Riddle each filed one report two days late based on a dividend transaction that occurred on December 31, 2010.

MISCELLANEOUS

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on June 6, 2012.

Vote by Internet • Go to www.investorvote.com/AVCA • Or scan the QR code with your smartphone • Follow the steps outlined on the secured website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1.  Proposal to elect as directors of the Company the following persons to hold office until the annual meeting of stockholders to be held in 2015 or until their successors have been duly qualified and elected.

+

	For	Withhold		For	Withhold
01 - Kelly J. Gill	☐	☐	02 - Richard M. Brame	☐	☐

		For	Against	Abstain
2.	Ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2012.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signatures of Shareholder(s) should correspond exactly with the name printed hereon. Joint owners should each sign personally. Executors, administrators, trustees, etc., should give full title and authority.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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01H0AB

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Advocat Inc.

Annual Meeting of Shareholders, June 7, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Kelly J. Gill and Matthew J. Weishaar and each of them, as proxies, each with power of substitution, to vote all shares of the undersigned at the annual meeting of the shareholders of Advocat Inc., to be held on Thursday, June 7, 2012, at 9:00 a.m. Central Daylight Time, at the Company’s offices, 1621 Galleria Boulevard, Brentwood, Tennessee 37027 and at any adjournments or postponements thereof, in accordance with the instructions on the reverse.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY